Exhibit 3.2

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of ____________ by and among LMP Automotive Holdings, Inc., a Delaware corporation (the “Company”), Samer Tawfik (“Tawfik”) and the Persons named in Schedule A hereto and any additional parties who may join this Agreement from time to time pursuant to Section 6.18 (collectively, the “Holders”).

RECITALS

A.  The Holders own all of the shares of Capital Stock (as hereinafter defined) of the Company as set forth named in Schedule A; and

B.  The Holders are entering into this Agreement in order to make provisions for the future disposition of such shares, the governance of the Company and other related matters.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

Article 1
DEFINITIONS

As used herein in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is an officer or director of the Company or any Subsidiary (or other specified Person) or beneficial owner of at least five percent (5%) of the then outstanding Capital Stock of the Company (or other specified Person) and Family Members of any such Person, or (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least ten percent (10%) of such Person’s outstanding Capital Stock.

“Agreement” has the meaning specified in the preamble to this agreement.

“Board” means the Company’s Board of Directors.

“Capital Stock” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes and series of common, preferred, voting and nonvoting capital stock, and, as to any partnership, limited liability company or other noncorporate entity, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights.

“Common Equivalents” means, with respect to a Holder, at any time the sum of (x) the number of issued and outstanding shares of Common Stock held by such Holder plus (y) with respect to Capital Stock other than Common Stock, the number of shares of Common Stock into which such outstanding shares of Capital Stock are convertible at such time (or, if not convertible into Common Stock, then the number of such shares of such Capital Stock) plus (z) the total number of shares of Common Stock, whether or not vested, issuable upon the exercise or conversion of all Convertible Securities issued and outstanding at such time.

“Common Stock” means the common stock of the Company, par value $0.00001 per share.

“Company” has the meaning specified in the preamble to the Agreement.

“Company Securities” means any Capital Stock or Convertible Securities of the Company.

“Convertible Securities” means securities, contract rights, notes, obligations, options, warrants, or other rights that are directly or indirectly exercisable for, convertible into, or exchangeable for shares of Common Stock or other Capital Stock of the Company.

“Designated Purchaser” has the meaning specified in Section 3.2(a).

“Designated Purchaser Acceptance Notice” has the meaning specified in Section 3.2(a).

“Family Member” means, as applied to any individual, such individual’s spouse, children (including stepchildren or adopted children), grandchildren or parents thereof, and any trust or other estate planning vehicle created for the primary benefit of the Holder or any one or more of the persons described above.

“Holder” means any Person listed on the Schedule A and any Person to whom such Person Transfers Company Securities in compliance with this Agreement.

“Majority of Holders” means, with respect to a given time, the holder(s) of a majority of the Capital Stock held by all Holders.

“Notice of Proposed Transfer” has the meaning specified in Section 3.2(a).

“Offered Securities” has the meaning specified in Section 3.2(a).

“Permitted Transferee” has the meaning in Section 3.1(b).

“Person” or “person” means an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Prohibited Transfer” has the meaning specified in Section 3.1(a).

“Proposed Transferee” has the meaning specified in Section 3.2.

“Sale of the Company” means any of the following: (a) a merger or consolidation of the Company into or with any other Person or Persons, or a Transfer of Company Securities in a single transaction or a series of transactions, in which, in any case, the Stockholders of the Company immediately prior to such merger, consolidation or Transfer, or first of such series of transactions, possess less than a majority of the voting power of the Company or any successor entity’s issued and outstanding Capital Stock immediately after such transaction; provided, however, that the Company’s issuance for its own account of its Company Securities in a transaction having such an effect shall not be a “Sale of the Company”; or (b) a single transaction or series of transactions, pursuant to which a Person or Persons who are not direct or indirect wholly-owned Subsidiaries of the Company acquire all or substantially all of the Company’s assets determined on a consolidated basis.

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“Securities Laws” means the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state securities laws and all rules and regulations promulgated under all such laws.

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one of more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

“Tag Offer” has the meaning specified in Section 4.2.

“Transfer” means, with respect to the Company Securities, any transfer, sale, gift, exchange, assignment, pledge, hypothecation, or other disposition by a Holder or any agreement by such Holder restricting such Holder’s voting or disposition (including by operation of law) of Company Securities, and in the case of a Holder that is not an individual, a Transfer of any Company Securities held by such Holder shall be deemed to have been made if any equity interest in such Holder is directly or indirectly transferred, sold, given, exchanged, assigned, pledged or otherwise disposed of (including by operation of law) to any other Person.

“Transferring Holder” has the meaning specified in Section 3.2.

Article 2
AFFIRMATIVE COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

2.1  Board Representation. In any and all elections of directors of the Company during the term of this Agreement (whether at a meeting or by written consent in lieu of a meeting), each Holder shall vote or cause to be voted all Capital Stock owned by such Holder, or over which he, she or it has voting control, as follows:

(a)   The Board shall be initially fixed at one (1) member. Samer Tawfik, or his designee, shall be elected as the sole director of the Board at any election held for such purpose and the Holders agree to vote their Capital Stock in favor of such election.

(b)   Any designee of Tawfik shall be removed from the Board (and thereupon from all committees of the Board), at any time immediately upon delivery to the Company of a written request therefor by Tawfik.

(c)   In the event that any individual designated to serve on the Board hereunder is removed in accordance with Section 2.1(b) above or for any reason ceases to serve as a member of the Board (and from any committees of the Board) during such director’s term of office, the resulting vacancy on the Board or committee of the Board shall be filled by Tawfik or his designee.

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(d)   Tawfik or his designee to the Board may, at any time, change the number of members of the Board, and fill any vacancies created thereby by other designees of Tawfik, and the Holders agree to vote their Capital Stock in favor of such election if required.

2.2   Reimbursement of Expenses. The Company shall reimburse the reasonable out-of-pocket expenses incurred by the members of the Board in connection with attending meetings of the Board and committees thereof.

Article 3
RESTRICTIONS ON TRANSFER

3.1   Transfer Restrictions.

(a)   If any Transfer is made or attempted contrary to the provisions of this Section 3 (a “Prohibited Transfer”), such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any transferee of a Prohibited Transfer as one of its Holders for any purpose.

(b)   Each Holder shall be permitted to Transfer Company Securities (i) to the Company or any Person designated by the Company upon the Company’s repurchase of any unvested Company Securities pursuant to the terms of any restricted stock purchase agreement or similar agreement approved by the Board, (ii) in the case of the Holders who are entities, to Affiliates of such Holders, (iii) in the case of the Holders who are individuals, to Family Members of such Holders (such Persons set forth in clauses (i), (ii) and (iii), are each referred to as a “Permitted Transferee” and collectively the “Permitted Transferees”); provided, that in each case the Permitted Transferee(s) shall hold such Company Securities subject to the same restrictions that are applicable hereunder to the transferor and shall agree in writing to be bound by the terms of this Agreement prior to any such Transfer.

(c)   Notwithstanding anything to the contrary contained in this Section 3, no Holder shall be permitted at any time to Transfer to any Person any Company Securities if: (i) such Transfer would not be in compliance with applicable Securities Laws, (ii) such Transfer constitutes an event of default under the terms of any indebtedness outstanding or other material contractual obligations of the Company, (iii) such Company Securities remain subject to any applicable vesting or similar restrictions, or (iv) such Transfer would be to any competitor of the Company (or any of its Subsidiaries or Affiliates), except in connection with a Sale of the Company or with the prior written approval of the Board.

(d)   The existence or creation of a spouse’s interest in the Company Securities by virtue of applicable state laws shall not be a Prohibited Transfer under this Agreement as long as the spouse complies with and continues to comply with all the terms of and obligations under this Agreement; provided, however, if a Holder’s marriage is terminated by divorce, and such Holder does not succeed to any interest the former spouse or deceased spouse might have in his or her Company Securities, or if a creditor of a spouse or any other party succeeds to such spouse’s interest, or if such spouse is determined to have rights beyond what this Agreement provides, then each of those events shall constitute a Prohibited Transfer under this Agreement and no Holder shall be permitted at any time to make such a Transfer. In the event that this provision is held by a court of law to be unenforceable as to the treatment of such a Transfer as a Prohibited Transfer, then immediately and without any further action, the other Holders and the Company shall have the option to purchase such Company Securities so transferred or attempted to be transferred at fair market value as determined by the parties thereto; provided, however, that if the parties cannot agree upon the fair market value, then the fair market value shall be determined by an independent third party mutually agreeable to the parties.

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(e)   If an individual Holder dies, such Holder’s executor, administrator or personal representative or, if such Holder is adjudicated incompetent, such Holder’s guardian or conservator, or, if such Holder is a corporation, trust, limited liability company, partnership or other entity and is dissolved, the liquidator shall automatically become a transferee of the Company Securities of the deceased, incompetent or dissolved Holder. The transferee shall have the limited rights of a Holder under this Agreement for the purpose of settling or managing such deceased or incompetent Holder’s estate or such dissolved Holder, but shall not have rights under (though shall remain subject to restrictions and obligations in) Section 3.2 (Rights of First Refusal).

(f)   The provisions of this Section 3 supersede, and shall be controlling with respect to, any conflicting provisions contained in any other agreement between or among the Company, the Holders and other Persons.

3.2   Rights of First Refusal. If any Holder or any Permitted Transferee, other than Tawfik (the “Transferring Holder”) shall propose to Transfer Company Securities to any Person (a “Proposed Transferee”) other than a Permitted Transferee, such Transfer shall be conditioned upon the satisfaction of the following conditions precedent:

(a)   Such Transferring Holder shall first offer to sell to the Company or any Persons designated by the Company as the purchaser hereunder (the Company or such designees being referred to as the “Designated Purchaser”) the Company Securities that the Transferring Holder desires to sell (the “Offered Securities”), at the same price and on the terms identical in all material respects to those terms that the Transferring Holder intends to sell the Offered Securities to the Proposed Transferee; provided, however, that the Designated Purchaser shall have no right to acquire the Offered Securities unless the Designated Purchaser acquires all of the Offered Securities, except if the Transferring Holder shall have consented to the purchase of less than all of the Offered Securities. If such proposed Transfer involves consideration other than cash, any Person having rights under this Section 3.2 shall have the right to elect to pay, in lieu of such non-cash consideration, cash in an amount equal to the fair market value of such non-cash consideration. Such offer shall be made by a written notice (the “Notice of Proposed Transfer”) delivered to the Company and each Holder not less than ninety (90) days prior to the proposed Transfer. Such Notice of Proposed Transfer shall set forth the identity of the Proposed Transferee, the Offered Securities proposed to be sold, and the terms and conditions of the proposed Transfer, including price per share and any other material terms and conditions or material facts relating to the proposed sale and shall contain a copy of the written offer from the Proposed Transferee. In addition, the Transferring Holder shall provide to the Designated Purchaser all such other information relating to the Offered Securities, the Proposed Transferee and the proposed Transfer as the Designated Purchaser may reasonably request. If the Designated Purchaser elects to purchase the Offered Securities, the Designated Purchaser shall give notice of such election to the Transferring Holder within thirty (30) days after receipt of the Notice of Proposed Transfer (the “Designated Purchaser Acceptance Notice”) and shall complete the purchase of the Offered Securities within thirty (30) days after the date of the Designated Purchaser Acceptance Notice.

(b)   If the Designated Purchaser does not accept the offer made by the Transferring Holder with respect to all of the Offered Securities within the time periods provided in Section 3.2(a), then, the Transferring Holder shall have the right for a period of ninety (90) days following the expiration of the Designated Purchaser’s right to elect to purchase Offered Securities in accordance with this Section 3.2, to sell all of the Offered Securities, but at not less than the price, and upon terms not more favorable to the Proposed Transferee, than were contained in the Notice of Proposed Transfer. Any Offered Securities not sold in accordance with the provisions of this Section 3 within such ninety (90) day period shall continue to be subject to the requirements of this Section 3.

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Article 4
DRAG-ALONG RIGHTS; TAG-ALONG RIGHTS

4.1   Drag-Along Rights. Each Holder will consent to and raise no objections against the election of the Sale of the Company which is approved by the Board and the Majority of Holders and, if such Sale of the Company is structured as a sale of shares, each Holder shall sell the Company Securities held by him, her or it on terms and conditions approved by the Board and the Majority of Holders. Each Holder will take all action necessary and desirable in connection with the consummation of such Sale of the Company, including, without limitation, the waiver of all appraisal rights available to any such Holder under applicable law (to the extent permitted by applicable law). Each Holder will bear its pro  rata share (based upon the number of Common Equivalents held) of the cost of any sale of Company Securities pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Holders and are not otherwise paid by the Company or the acquiring party. Costs incurred by Holders on their own behalf will not be considered costs of the transaction hereunder. Each Holder shall only be obligated to comply with the foregoing, so long as the terms and conditions applicable to such Sale of the Company by each of the Holders of each class, series and type of securities are identical in all material respects to those being applied such Sale of the Company by all other Holders of such class, series and type of securities.

4.2   Tag-Along Rights. If after complying with Section 3.2, any Transferring Holder(s) shall propose to Transfer to any Person(s) any Company Securities constituting more than fifty percent (50%) of the then issued and outstanding Capital Securities of the Company, such proposed sale shall be conditioned upon receipt by each Holder other than the Transferring Holder(s) of a binding written offer (the “Tag Offer”) (conditioned solely upon the consummation of such proposed sale) by such Proposed Transferee(s) to purchase, at the same price and upon terms and conditions identical in all material respects as are applicable to the Transferring Holder(s), a fraction of the Company Securities held by such Holder, the numerator of which fraction equals the number of shares of Common Equivalents represented by the Company Securities that the Transferring Holder(s) intends to sell, and the denominator of which is the total number of Common Equivalents held by the Transferring Holder(s). If the Proposed Transferee(s) states that Proposed Transferee(s) is or are unwilling to purchase, in the aggregate, more than a specified number or amount of Company Securities, then the Company Securities being transferred by the Transferring Holder(s) and those Holders who have elected to accept the Tag Offer shall be reduced pro rata in accordance with their relative holdings of Common Equivalents. If no Holders accept the Tag Offer within sixty (60) days of receipt of the Tag Offer, the Transferring Holder(s) shall have the right for a period of ninety (90) days from the date of the Tag Offer to sell all of the Offered Securities, but at not less than the price, and upon terms not more favorable, than the Tag Offer. Any Company Securities not sold by the end of this ninety (90) day period shall continue to be subject to the requirements of this Section 4.2.

Article 5
CONFIDENTIALITY

5.1   Confidentiality. Under no circumstances and at no time during or after the term of this Agreement will a Holder directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to the affairs or plans of the Company or any of its Subsidiaries, except in the course of the proper performance of their duties hereunder or unless otherwise in the public domain, and each Holder acknowledges and agrees that any and all such information will be received by him and held in a confidential capacity.

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5.2   Enforcement. The Company and each Holder agrees that the covenants set forth in this Section 5 shall be enforced to the fullest extent permitted by law.

Article 6
MISCELLANEOUS

6.1   No Employment. Each Holder agrees that this Agreement does not create an obligation of the Company or any other Person to employ such Holder, nor does it give rise to any right or expectancy with respect thereto.

6.2   Transferees. Subject to Section 3.1, each and every transferee or assignee of Company Securities from any Holder (other than pursuant to a Sale of the Company) shall be bound by and subject to all the terms and conditions of this Agreement and shall be a Holder under this Agreement. So long as this Agreement is in effect, the Company shall require, as a condition precedent to the transfer of any Company Securities by any Holder that the transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement and to ensure that such transferees’ transferees shall be likewise bound.

6.3  Legends. The Company and the Holders agree that, so long as this Agreement is in effect, all Company Securities now or hereafter held by any Holder will be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH ACT AND SUCH STATE SECURITIES LAWS. ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS COVERING THESE SECURITIES, THE COMPANY MAY IN ITS REASONABLE DISCRETION, REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO IT, AS A CONDITION TO ANY SUCH SALE, TRANSFER OR DISPOSITION.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE STOCKHOLDERS’ AGREEMENT DATED AS OF DECEMBER 21, 2017, AS AMENDED FROM TIME TO TIME, BY AND AMONG LMP AUTOMOTIVE HOLDINGS, INC. AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY STOCKHOLDER OF THE COMPANY UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY AT THE PRINCIPAL OFFICE OF THE COMPANY.

6.4   Waivers and Amendments. The obligations of the Company and the Holders hereunder may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended if such waiver or amendment is consented to in writing by the Company and by all Holders. Oral modifications, oral supplements, oral termination and oral waivers are void.

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6.5   Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.6   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements between or among the Company and any of the Holders regarding the subjects hereof.

6.7   Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by confirmed electronic mail, or commercial (including FedEx) or U.S. Postal Service overnight delivery service:

If to the Company, addressed to:

LMP Automotive Holdings, Inc.

211 East 43rd Street, 24th Floor

New York, NY 10017

Attention: Joseph A. Ruta

jruta@lawnynj.com

If to the Holders, addressed to each Holder’s address then on file with the Company, or at such other address as any such Holder or permitted transferee shall have furnished to the Company in writing.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, or confirmed electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt or confirmed electronic mail receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance herewith may specify a different address for the giving of any notice hereunder.

6.8  Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.9   Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

6.10   Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflicts or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

6.11   Consent to Jurisdiction.

(a)   Each of the parties hereto hereby consents to the exclusive jurisdiction of the state and federal courts located in New York County, New York as well as to the jurisdiction of all New York state and federal courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this agreement or any of the related agreements, any of the transactions contemplated hereby or thereby or any matter involving all or some of the parties hereto arising under any legal theory.

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(b)   Each party hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts in New York County, New York and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this Section 6.11 or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof.

(c)   Each of the parties hereto hereby expressly waives any and all objections it may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 6.7 of this agreement (other than by electronic mail).

6.12   Remedies.

(a)   The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b)   Without limitation of the foregoing, the parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions this Agreement were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, without the need to post any bond or other security such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

(c)   Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

6.13   Waiver of Jury Trial. Each of the parties hereto hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this agreement, any of the related agreements, documents or any of the transactions contemplated hereby or thereby.

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6.14   Term and Termination. This Agreement shall be valid and continue in full force and effect until such time as (a) all Holders shall agree, (b) the consummation of a Sale of the Company, (c) the consummation of an initial public offering of Company Securities following completion of the Company’s registration or qualification of Company Securities with the Securities and Exchange Commission, or (d) Company Securities become freely-tradable and/or listed on the New York Stock Exchange or NASDAQ Stock Market or any other national securities exchange or automated quotation system of similar caliber in the United States or elsewhere, at which time it shall terminate; provided, however, that the obligations under Article 5 shall survive the termination of this Agreement.

6.15   Construction and Interpretation. The parties acknowledge that each party and its counsel have jointly reviewed and drafted this document, and agree that the rule of construction and interpretation that drafting ambiguities are to be resolved against the drafting party shall not be employed.

6.16   Joinder. Additional parties who acquire Company Securities may be added to this Agreement by execution and delivery of the joinder signature page attached hereto as Exhibit A by such new party and the Company. The execution and delivery of such signature page in connection therewith shall not constitute an amendment or waiver under this Agreement. Such parties will constitute Holders under this Agreement.

6.17   Counterparts. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission or by electronic mail as a portable document format file (.pdf) or a tagged image file (.tif) shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the day and year first above written.

COMPANY:

LMP AUTOMOTIVE HOLDINGS, INC.

By:
Name: Samer Tawfik
Title: Chief Executive Officer

SAMER TAWFIK

Signature

HOLDER:

[See attached Counterpart Signature Pages]

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COUNTERPART SIGNATURE PAGE
TO STOCKHOLDERS’ AGREEMENT
(the “Agreement”)
between and among
LMP AUTOMOTIVE HOLDINGS, INC.
and the HOLDERS

By execution of this Counterpart Signature Page, the undersigned agrees to become a party to and be bound by the terms of the Agreement, and the undersigned shall be deemed a “Holder” under the Agreement.

Name:
Title:

Name:
Title:

Name:
Title:

Name:
Title:

Name:
Title:

Name:
Title:

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ACKNOWLEDGMENT:

LMP Automotive Holdings, Inc. hereby acknowledges execution of this Counterpart Signature Page by the above Holder(s).

LMP Automotive Holdings, Inc.

By:
	Name:	Samer Tawfik
	Title:	Chief Executive Officer

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SCHEDULE A

SCHEDULE OF HOLDERS

Name and Address	Number and Class of Shares Held	Percentage Interest

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EXHIBIT A

JOINDER SIGNATURE PAGE

The undersigned, by execution below, hereby agrees to become party to the Stockholders’ Agreement of LMP Automotive Holdings, Inc., dated as of ______________ in the capacity as a “Holder” and agrees to be bound by the terms and conditions of said Stockholders’ Agreement in such capacity as of the date below.

HOLDER:
Dated:

Agreed and acknowledged:
LMP Automotive Holdings, Inc.

By:
Name:	Samer Tawfik
Title:	Chief Executive Officer

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